Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-164895 on Form S-8 and Registration Statement No. 333-173850 on Form S-3 of our reports dated February 22, 2012, relating to the financial statements and financial statement schedule of Terreno Realty Corporation and subsidiaries, and the effectiveness of Terreno Realty Corporation’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Terreno Realty Corporation for the year ended December 31, 2011.

/s/ Deloitte & Touche LLP

San Francisco, California
February 22, 2012